As filed with the Securities and Exchange Commission on June 3, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CIBER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	38-2046833
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6363 South Fiddler’s Green Circle, Suite 1400 Greenwood Village, Colorado (Address of Principal Executive Offices)	80111 (Zip Code)

CIBER, INC. 2004 INCENTIVE PLAN

(Full title of the Plans)

David C. Peterschmidt President and Chief Executive Officer 6363 South Fiddler’s Green Circle, Suite 1400 Greenwood Village, Colorado 80111 (303) 220-0100	Copy to: Amy Bowler, Esq. Holland & Hart LLP 6380 South Fiddler’s Green Circle, Suite 500 Greenwood Village, Colorado 80111 (303) 290-1600
(Name, address and telephone number, including area code of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.01 per share (“Common Stock”)	5,600,000	$4.19	$23,464,000	$3,200.49

(1)         Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that become issuable under the Ciber, Inc. 2004 Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effectuated without the Company’s receipt of consideration which results in an increase in the number of outstanding shares of the Company’s Common Stock.

(2)         Estimated solely for the purpose of determining the amount of the registration fee pursuant to Rules 457(h) and (c) under the Securities Act,  based upon the average of the high and low prices of the Company’s Common Stock on May 29, 2013, as quoted on The New York Stock Exchange.

EXPLANATORY NOTE

This registration statement is filed by Ciber, Inc. a Delaware corporation (the “Company”), on Form S-8 pursuant to General Instruction E for the purpose of registering an additional 5,600,000 shares of the Company’s Common Stock for issuance under the Ciber, Inc. 2004 Incentive Plan, as amended and restated on May 8, 2013 (the “Plan”). The Plan is described in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission (the “Commission”) on April 5, 2013, and was approved by stockholders at the Company’s 2013 Annual Meeting of Stockholders on May 8, 2013.

The Company previously filed with the Commission the following registration statements on Form S-8 registering Common Stock available for issuance under the 2004 Incentive Plan, as in effect as of the respective dates:  registration statement No. 333-115951, filed May 27, 2004, covering the registration of 5,000,000 shares of Common Stock; registration statement No. 333-151923, filed June 25, 2008, increasing the number of shares of Common Stock from 5,000,000 to 10,000,000 shares; and registration statement No. 333-174981, filed June 17, 2011, increasing the number of shares of Common Stock from 10,000,000 to 14,750,000 shares.  Pursuant to General Instruction E to the Form S-8, this registration statement incorporates by reference the contents of such earlier registration statements.

PART I

INFORMATION REQUIRED IN SECTION 10(a) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*                 The documents containing the information specified in Part I will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.  According to the Note to Part I of Form S-8, such documents will not be filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents and all other documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment that indicates that all shares of Common Stock offered hereby have been sold or that deregisters all such shares of Common Stock then remaining unsold, are hereby incorporated herein by reference to be a part of this registration statement from the date of filing of such documents:

(a)               The Company’s annual report on Form 10-K for its fiscal year ended December 31, 2012, filed with the Commission on February 26, 2013, pursuant to the Exchange Act;

(b)               The Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2013, filed with the Commission on April 30, 2013, pursuant to the Exchange Act;

(c)               The Company’s current reports on Form 8-K filed with the Commission on April 5, 2013, April 8, 2013 and May 10, 2013 pursuant to the Exchange Act;

(d)               All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual report referred to in (a) above; and

(e)               The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A, registration statement No. 001-13103, filed with the Commission on June 17, 1997 under the Exchange Act, and any amendment or report filed with the Commission for the purposes of updating such description.

In addition, any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such prior statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Officers and Directors.

Delaware General Corporation Law

Section 145(a) of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145.

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Certificate of Incorporation and Bylaws

The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the Company will indemnify, to the fullest extent permitted by applicable law as from time to time may be in effect, any person against all liability and expense (including attorneys’ fees and settlement costs) incurred by reason of the fact that he is or was a director or officer of the Company, or while serving as a director or officer of the Company, he is or was serving at the request of the Company as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or as an employee or agent of, another corporation, partnership, joint venture, trust, association, or other entity, or by reason of any action alleged to have been taken or omitted in such capacity. Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding will be paid by the Company in advance of the final disposition of such action, suit, or proceeding to the fullest extent and under the circumstances permitted by the laws of the State of Delaware. The right to indemnification conferred upon such persons under the Restated Certificate of Incorporation and Amended and Restated Bylaws shall be a contract right. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Company against any liability asserted against and incurred by such person in any such capacity or arising out of such person’s position, whether or not the Company would have the power to indemnify against such liability under the provisions of the Restated Certificate of Incorporation or the Amended and Restated Bylaws.

The indemnification provided by the Restated Certificate of Incorporation is not deemed to be exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and inures to the benefit of their heirs, executors, and administrators. The provisions of the Restated Certificate of Incorporation do not preclude the Company from indemnifying other persons from similar or other expenses and liabilities as the Board of Directors or the stockholders may determine in a specific instance or by resolution of general application.

With respect to a determination of entitlement to indemnification, the indemnitee is presumed to be entitled to indemnification and the Company has the burden of proof to overcome that presumption. The termination of any proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, unless expressly provided therein or in the bylaws, of itself adversely affect the right of any person to indemnification or create a presumption that such person did not act in good faith and in a manner which is reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

The foregoing description of certain provisions of the Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, is qualified in its entirety by the Company’s actual Restated Certificate of Incorporation, filed as Exhibit 3.1 to the Company’s Report on Form 10-Q filed on November 7, 2005 and the Company’s actual Amended and Restated Bylaws, as amended, filed as Exhibit 3.2 to the Company’s Report on Form 10-K filed on March 5, 2009 and Exhibit 3.3 to the Company’s Report on Form 10-Q filed on August 5, 2010.

Indemnification Agreements

The Company has entered into indemnification agreements with certain of its current officers and directors. The indemnification agreements cover, among other things, any and all expenses, judgments, fines, penalties, and amounts paid in settlement by the director or officer, provide for the advancement of expenses incurred by the director or officer in connection with any proceeding and obligate the director or officer to reimburse the Company for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of Ciber, Inc. (incorporated herein by reference to Exhibit 3.1 to Ciber’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2005).

4.2

Amended and Restated Bylaws of Ciber, Inc., as adopted February 15, 2001; Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted February 18, 2003; Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted May 3, 2005; Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted February 25, 2009 (incorporated herein by reference to Exhibit 3.2 to Ciber’s Annual Report on Form 10-K filed with the Commission on March 5, 2009).

4.3

Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted June 2, 2010 (incorporated herein by reference to Exhibit 3.3 to Ciber’s Quarterly Report on Form 10-Q filed with the Commission on August 5, 2010).

4.4*	Ciber, Inc. 2004 Incentive Plan, as amended and restated on May 8, 2013.

5.1*	Opinion of Holland & Hart LLP with respect to the legality of the Common Stock registered hereby.

23.1*	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to the Company.

24.1	Power of Attorney (included on the signature page to this registration statement).

*Filed herewith.

Item 9.  Undertakings.

The undersigned Company hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if total dollar value securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent not more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenwood Village, State of Colorado, on June 3, 2013.

CIBER, INC.

By:	/s/ David C. Peterschmidt
	Name:	David C. Peterschmidt
	Title:	President and Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of David C. Peterschmidt, Claude J. Pumilia and Christopher L. Loffredo with full power to act alone, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ David C. Peterschmidt
David C. Peterschmidt	Chief Executive Officer and President, Director (Principal Executive Officer)	June 3, 2013

/s/ Claude J. Pumilia
Claude J. Pumilia	Chief Financial Officer, Executive Vice President and Treasurer (Principal Financial Officer)	June 3, 2013
/s/ Christopher L. Loffredo
Christopher L. Loffredo	Vice President/Chief Accounting Officer (Principal Accounting Officer)	June 3, 2013

/s/ Paul A. Jacobs
Paul A. Jacobs	Chairman of the Board	June 3, 2013

/s/ Stephen S. Kurtz
Stephen S. Kurtz	Director	June 3, 2013

/s/ Kurt J. Lauk
Kurt J. Lauk	Director	June 3, 2013

/s/ Archibald J. McGill
Archibald J. McGill	Director	June 3, 2013

/s/ James C. Spira
James C. Spira	Director	June 3, 2013

/s/ Bobby G. Stevenson
Bobby G. Stevenson	Founder and Director	June 3, 2013

/s/ Jean-Francois Heitz
Jean-Francois Heitz	Director	June 3, 2013

/s/ Michael Boustridge
Michael Boustridge	Director	June 3, 2013

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

4.1	Restated Certificate of Incorporation of Ciber, Inc. (incorporated herein by reference to Exhibit 3.1 to Ciber’s Quarterly Report on Form 10-Q filed with the Commission on November 7, 2005).

4.2

Amended and Restated Bylaws of Ciber, Inc., as adopted February 15, 2001; Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted February 18, 2003; Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted May 3, 2005; Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted February 25, 2009 (incorporated herein by reference to Exhibit 3.2 to Ciber’s Annual Report on Form 10-K filed with the Commission on March 5, 2009).

4.3

Amendment to the Amended and Restated Bylaws of Ciber, Inc., as adopted June 2, 2010 (incorporated herein by reference to Exhibit 3.3 to Ciber’s Quarterly Report on Form 10-Q filed with the Commission on August 5, 2010).

4.4*	Ciber, Inc. 2004 Incentive Plan, as amended and restated on May 8, 2013.

5.1*	Opinion of Holland & Hart LLP with respect to the legality of the Common Stock registered hereby.

23.1*	Consent of Holland & Hart LLP (contained in its opinion filed herewith as Exhibit 5.1).

23.2*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm, with respect to the Company.

24.1	Power of Attorney (included on the signature page to this registration statement).

*Filed herewith.